Exhibit 99.1

S & K FAMOUS BRANDS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Richmond, VA, November 23, 2004—S&K Famous Brands, Inc. (NASDAQ:SKFB, www.skmenswear.com) today announced results for the third quarter and nine months ended October 30, 2004.

Net income for the third quarter ended October 30, 2004 was $157,000 or $0.06 per diluted share compared to $92,000, or $0.04 per diluted share, in the same period last year. Total sales for the quarter were $42.6 million compared to $40.3 million for the same quarter of last year. Same-store sales for the third quarter increased 2.5%.

For the nine months ended October 30, 2004 net income was $1,805,000, or $0.68 per diluted share, compared to $1,828,000, or $0.71 per diluted share, for the same period last year. Total sales for the nine months ended October 30, 2004 were $134.0 million compared to $125.5 million for the first nine months of last year. Same-store sales for the nine months increased 3.9%.

Stewart M. Kasen, President and Chief Executive Officer, said, “The Company’s third quarter earnings represent improved performance compared with last year. Book value now exceeds $19.90 per share. We look forward to the upcoming holiday season.”

The Company recently completed its new store expansion for 2004. During the year the Company opened nine new stores in Alabama, Indiana, Iowa, Mississippi, North Carolina, South Carolina, Virginia and West Virginia. Also, three stores were relocated in Alabama, Tennessee and Wisconsin. The Company has closed six stores which had not met the Company’s sales and profitability expectations in Georgia, Michigan, New York, Ohio, Tennessee and Texas.

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 241 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men’s apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.

(Financial Tables to Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men’s apparel industry in general and in the Company’s specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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S & K FAMOUS BRANDS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

S & K FAMOUS BRANDS, INC.

STATEMENTS OF INCOME

(unaudited)

($ and shares in 000s, except per share data)	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Net sales	$42,585	$40,313	$133,974	$125,460
Cost of sales	23,452	21,779	73,965	67,361

Gross profit	19,133	18,534	60,009	58,099
Other costs and expenses:
Selling, general and administrative	18,018	17,425	54,595	52,506
Interest	116	140	225	357
Depreciation and amortization	745	759	2,248	2,280
Other income, net	1	62	30	8

Income before income taxes	253	148	2,911	2,948
Provision for income taxes	96	56	1,106	1,120

Net income	$157	$92	$1,805	$1,828

Diluted net earnings per share	$.06	$.04	$.68	$.71

Weighted average common shares outstanding plus dilutive potential common shares	2,657	2,631	2,657	2,570

Effective income tax rate	38.0%	38.0%	38.0%	38.0%

CONDENSED BALANCE SHEETS

(unaudited)

($ in 000s)	October 30, 2004	November 1, 2003
Assets:
Inventory	$61,610	$59,778
Other current assets	6,542	7,123

Total current assets	68,152	66,901
Property and equipment, net	15,551	15,575
Other assets	4,487	7,383

	$88,190	$89,859

Liabilities and Shareholders’ Equity:
Accounts payable	$18,620	$18,478
Other current liabilities	5,983	7,834

Total current liabilities	24,603	26,312
Long-term debt	9,759	13,209
Other long-term liabilities	3,123	2,085
Deferred income taxes	1,032	1,502
Shareholders’ equity	49,673	46,751

	$88,190	$89,859

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